AMENDMENT TO THE
INVESTMENT SUB-ADVISORY AGREEMENT

    This AMENDMENT is made as of September 22, 2020, to the Investment Sub-Advisory Agreement dated September 3, 2019 (the “Agreement”), by and among Colonial First State Asset Management (Australia) Limited, an Australia corporation (the “Sub-Adviser”), First State Investments (US) LLC, a Delaware limited liability company (the “Manager”), and Advisors Series Trust, a Delaware statutory trust (the “Trust”).

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to reflect a change in the names of the Sub-Adviser, the Manager and a Fund; and

WHEREAS, the parties wish to amend Schedule A to add a new Fund;

NOW, THEREFORE, the parties agree as follows:

1.Effective October 1, 2019, the name of the Sub-Adviser has been changed from Colonial First State Asset Management (Australia) Limited, to First Sentier Investors (Australia) IM Limited; and

1.Effective September 22, 2020, the name of the Manager has been changed from First State Investments (US) LLC, to First Sentier Investors (US) LLC; and

1.Schedule A has been amended to reflect the name change of the First State Global Listed Infrastructure Fund to the First Sentier Global Listed Infrastructure Fund effective September 22, 2020, and the addition of the First Sentier American Listed Infrastructure Fund as approved by the Board of Trustees on September 23-24, 2020.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

First SENTIER INVESTORS (US) LLC	ADVISORS SERIES TRUST on behalf of the series listed on Schedule A

By: _______________________________	By: _______________________________
Name: Samantha Rick	Name: Jeffrey T. Rauman
Title: Director	Title: President

Colonial First State Asset Management (Australia) Limited

By: _______________________________	By: _______________________________
Name: Lee Aitkin	Name: Rachel Lim
Title: Head of Operations	Title: Company Secretary

SCHEDULE A

Series or Fund of Advisors Series Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets
First Sentier Global Listed Infrastructure Fund	0.75%
First Sentier American Listed Infrastructure Fund	0.75%